Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

TEMPUR-PEDIC AND SEALY RECEIVE HART-SCOTT-RODINO REQUEST FOR ADDITIONAL INFORMATION

LEXINGTON, KY. & TRINITY, NC., NOVEMBER 30, 2012 — Tempur-Pedic International Inc. (NYSE: TPX), a leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, and Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, announced today that on November 30, 2012 they received a request for additional information and documentary materials (a “Second Request”) from the Federal Trade Commission (“FTC”) regarding Tempur-Pedic’s proposed acquisition of Sealy. The information request was issued under notification requirements of the Hart-Scott-Rodino (“HSR”) Antitrust Improvements Act of 1976.

The effect of the Second Request is to extend the waiting period imposed by the Act until 30 days after each Company has substantially complied with the Second Request, unless that period is extended voluntarily by the companies or terminated sooner by the FTC. The companies noted that they intend to respond to the information request and to continue to work cooperatively with the FTC in connection with this review. Completion of the transaction remains subject to the expiration or termination of the waiting period under the HSR Act and satisfaction of other customary closing conditions. Tempur-Pedic and Sealy continue to expect the transaction to close during the first half of 2013.

About Tempur-Pedic

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

About Sealy

Sealy owns one of the largest bedding brands in the world, with sales of $1.2 billion in fiscal 2011. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Sealy Embody™, Optimum™ by Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 11,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.